                                                                    Exhibit G(3)


                        SUB-INVESTMENT ADVISORY AGREEMENT

                          REAL ESTATE INCOME FUND INC.


                                                                   July 25, 2002




Dear Sirs:

     Real Estate Income Fund Inc., a Maryland corporation (the "Fund"), and Citi Fund Management Inc. (the "Adviser"), each confirms its agreement with AEW Management and Advisors, L.P. (the "Sub-Adviser"), as follows:

1.   Investment Description; Appointment

     The Fund desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the investment objectives, policies and limitations specified in its Articles of Incorporation, as amended from time to time (the "Charter"), the Fund's prospectus (the "Prospectus"), and the Fund's statement of additional information (the "Statement") filed with the Securities and Exchange Commission (the "SEC") as part of the Fund's Registration Statement on Form N-2, as amended from time to time, and in such manner and to such extent as may from time to time be approved by the Board of Directors of the Fund (the "Board"). Copies of the Fund's Prospectus and the Statement and the Charter have been or will be submitted to the Sub-Adviser. The Fund employs the Adviser as the investment adviser for the Fund and the Fund and the Adviser desire to employ and hereby appoint the Sub-Adviser to act as the sub-investment adviser to the Fund. The Sub-Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below.

2.   Services as Sub-Investment Adviser

     Subject to the supervision and direction of the Board and the Adviser, the Sub-Adviser will: (a) manage the Fund's portfolio in accordance with the Fund's investment objective(s) and policies as stated in the Charter, the Prospectus and the Statement; (b) assist in supervising all aspects of the Fund's operations; (c) make investment decisions for the Fund; (d) place purchase and sale orders for portfolio transactions for the Fund; and (e) employ professional portfolio managers and securities analysts who provide research services to the Fund. In providing those services, the Sub-Adviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets.

3.   Compensation

     In consideration of the services rendered pursuant to this Agreement, the Adviser will pay the Sub-Adviser, on the first business day of each month, a fee for the previous month at the following annual rates: (a) from the commencement of the Fund's operations until July 31, 2007, 0.40% of the first $100 million of the sum of the Fund's average daily net assets attributable to the Fund's outstanding common shares, plus average daily assets attributable to any of the Fund's preferred shares that may be outstanding, plus the principal amount of any commercial paper or notes issued by the Fund and any borrowings by the Fund ("Managed Assets"), 0.35% of the next $100 million of the Fund's Managed Assets and 0.30% of the Fund's Managed Assets in excess of $200 million; and (b) after July 31, 2007, 50% of the management fee paid by the Fund to the Adviser pursuant to the Fund's Investment Management Agreement with the Adviser (for the avoidance of doubt, the management fee referred to above is to be calculated net of any waivers). The Sub-Adviser shall have no right to obtain compensation directly from the Fund for services provided hereunder and agrees to look solely to the Adviser for payment of fees due. The fee for the period from the date the Fund commences its investment operations to the end of the month during which the Fund commences its investment operations shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of that month shall be pro-rated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Sub-Adviser, the value of the Fund's Managed Assets shall be computed at the times and in the manner specified in the Fund's Prospectus and/or the Statement, as from time to time in effect.

4.   Expenses

     The Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement. The Fund will bear all other expenses to be incurred in its operation, including, but not limited to, investment advisory and administration fees payable under the Fund's Investment Management Agreement with the Adviser; taxes, interest, brokerage fees and commissions, if any; fees of the Board members of the Fund who are not officers, directors or employees of Salomon Smith Barney Inc. or any of its affiliates; SEC fees and state blue sky qualification fees; charges of custodians and transfer and dividend disbursing agents; the Fund's and its Board members' proportionate share of insurance premiums, professional association dues and/or assessments; outside auditing and legal expenses; costs of maintaining the Fund's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing Prospectuses and Statements for regulatory purposes and for distribution to existing shareholders; costs of shareholder reports and meetings of the officers or Board and any extraordinary expenses.

5.   Brokerage

     In selecting brokers or dealers to execute transactions on behalf of the Fund, the Sub-Adviser will seek the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser will consider factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion.

6.   Information Provided to the Fund

     The Sub-Adviser will keep the Adviser and the Fund informed of developments materially affecting the Fund and will, on its own initiative, furnish the Adviser from time to time with whatever information the Sub-Adviser believes is appropriate for this purpose. The Sub-Adviser has adopted, and will maintain, a Code of Ethics in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), and will provide a copy of such Code of Ethics to the Fund, including any amended versions thereof.

7.   Standard of Care

     The Sub-Adviser shall exercise its best judgment in rendering the services listed in paragraphs 2, 5 and 6 above. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Fund or to the Fund's shareholders to which the Sub-Adviser would otherwise be subject by reason of willful malfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Sub-Adviser's reckless disregard of its obligations and duties under this Agreement.

8.   Services to Other Companies or Accounts

     The Fund understands that the Sub-Adviser now acts, will continue to act and may act in the future as: investment adviser to fiduciary and other managed accounts, as well as to other investment companies; and the Fund has no objection to the Sub-Adviser so acting, provided that whenever the Fund and one or more other clients advised by the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each client. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. In addition, the Fund understands that the persons employed by the Sub-Adviser to assist in the performance of the Sub-Adviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Sub-Adviser or any affiliate of the Sub-Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

9.   Term of Agreement

     This Agreement shall become effective as of July 25, 2002 and shall continue for an initial two-year term and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the Board or
(ii) a vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Board members who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board or by vote of holders of a majority of the Fund's shares, or upon 90 days' written notice, by the Adviser or Sub-Adviser. This Agreement will also terminate automatically in the event of its "assignment" (as defined in the 1940 Act).

If the foregoing is in accordance with your understanding, kindly indicate your acceptance hereof by signing and returning the enclosed copy of this Agreement to us.

                                     Very truly yours,


                                     Real Estate Income Fund Inc.

                                     By:
                                              --------------------------------
                                              Name:
                                              Title:


                                     Citi Fund Management Inc.

                                     By:
                                              --------------------------------
                                              Name:
                                              Title:



Accepted:
AEW Management and Advisors, L.P.

By:      AEW Investment Group, Inc., its General Partner

         By:
                  --------------------------------
                  Name:
                  Title: